UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

(Amendment No. 0)

Check the appropriate box:

☒	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as
permitted by Rule 14c-5 (d)(2))

☐	Definitive Information Statement

ELECTROPURE, INC.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies: N/A

2)	Aggregate number of securities to which transaction applies: N/A

3)

Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Total Amount:  $800,000  How Determined: Purchase Price under Purchase Agreement

4)	Proposed maximum aggregate value of transaction: $800,000

5)	Total fee paid: $94.16

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No:

	3)	Filing Party:

	4)	Date Filed:

TO THE STOCKHOLDERS OF ELECTROPURE, INC:

The purpose of this Information Statement is to inform the holders of record of shares of our common stock and our convertible preferred stock as of the close of business on April 26, 2005 (“Record Date”), that a majority of our issued and outstanding shares, by their written consent, voted affirmatively to:  (1) sell substantially all of the assets of Electropure EDI, Inc. (a wholly-owned subsidiary of Electropure, Inc.) to SnowPure, LLC, and immediately dissolve and terminate the corporate existence of the EDI subsidiary, and (2) to amend the bylaws and articles of incorporation of Electropure, Inc. to change its name to ID Sciences Corporation.

As of the Record Date, 12,765,851 shares of our common stock were issued and outstanding; 83,983 shares of our Class B common stock were issued and outstanding; 2,600,000 shares of our redeemable preferred stock were issued and outstanding; 250,000 shares of our Series C preferred stock were issued and outstanding; and 250,000 shares of our Series D preferred stock were issued and outstanding.

The following stockholders (the “Consenting Stockholders”) hold a majority of our issued and outstanding shares with voting power:  Mr. Anthony M. Frank, who holds 7,024,749 shares of our common stock; 250,000 shares of our Series C preferred stock; and 250,000 shares of our Series D preferred stock.  Mr. Randall P Frank and Ms. Tracy F. Frank, who hold 695,564 and 453,862 shares of our common stock, respectively.

Each share of our common stock is entitled to one vote per share, and each share of our Class B common stock is entitled to eight votes per share on all matters brought before the stockholders.  The holders of our outstanding redeemable preferred stock are entitled to one vote per share.  Shares of the Series C and Series D preferred stock carry no voting rights.  Therefore, the Consenting Stockholders together have the power to vote 8,174,175 shares of our issued and outstanding common stock, which number exceeds the majority of the issued and outstanding shares eligible to vote on the Record Date.

The Consenting Stockholders voted by their written consent to approve (1) the sale of assets of our Electropure EDI, Inc. subsidiary, and (2) to amend the bylaws and articles of incorporation of Electropure, Inc. to change its corporate name to Micro Identification Technology Inc.  The Consenting Stockholders, constituting a majority, have the power to approve these actions without the concurrence of any of our other stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Farnam, Chairman

Laguna Hills, California

May 24, 2005

ELECTROPURE, INC.

23456 South Pointe Drive

Laguna Hills, California   92653

949-770-9347

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

This Information Statement is furnished to the holders of record at the close of business on April 26, 2005 of the outstanding common stock and redeemable preferred stock of Electropure, Inc. (the “Company”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, in connection with an action by written consent in which the holders of the majority of the votes of our stock approved the following actions:

(1)                                the sale of substantially all of the assets of Electropure EDI, Inc. (“EDI”) (a wholly-owned subsidiary of the Company) to SnowPure, LLC, and the subsequent dissolution and termination of the corporate existence of the EDI subsidiary, and

(2)                                the amendment of the articles of incorporation and bylaws of the Company to change its name from Electropure, Inc. to ID Sciences Corporation

This Information Statement will be sent on or about May 24, 2005 to our stockholders of record who did not sign the written consent described herein.

SUMMARY TERM SHEET

•	Sellers:	Electropure, Inc. and its wholly owned subsidiary, Electropure EDI, Inc. See “PARTIES” below.

•	Buyer:	SnowPure, LLC, whose principal is Michael Snow (the General Manager of Electropure EDI, Inc.). See “PARTIES” below.

•	Transaction:	Sale of substantially all assets of Electropure EDI, Inc. The assets of Electropure EDI, Inc. constitute the Company’s only operating business. See “BACKGROUND OF SALE” below.

•	Purchase Price:	$800,000.

•	Form of Payment:	The Buyer will assume certain liabilities of Electropure EDI, Inc., estimated to be $321,000 as of May 10, 2005, and payment of the balance of the purchase price in cash at the closing.

•	Use of Proceeds:

From the cash proceeds realized at Closing, estimated to be $479,000 as of May 10, 2005, the Company will be required to (1) repay the principal, interest and fees accrued on the December 2004 loan from SnowPure, LLC; (2) satisfy all remaining trade payables on the books of EDI; and (3) pay all taxes due as a result of the transaction. The remaining net cash proceeds from the transaction will be utilized as working capital and may be used to pay administrative expenses and other liabilities, including but not limited to current and accrued salaries, legal expenses, and real estate taxes.

ESTIMATED NET CASH PROCEEDS	$479,000
Repayment of SnowPure LLC loan, plus interest and fees	-111,000
EDI Trade Payables	-22,500
California Sales Tax (on sale of EDI assets)	-11,000
Estimated Working Capital Remaining:	$334,500

•	Closing Date:	Approximately June 14, 2005. See “TERMS” below.

•	Payments to Stockholders:

The transaction will not result in the distribution of anything to the stockholders of the Company. However, a portion of the proceeds may be used to repay certain indebtedness owed to Mr. Anthony M. Frank or his affiliates in his capacity as a creditor of the Company. There is no agreement or understanding between the Company and Mr. Frank regarding what portion of the proceeds of the sale, if any, will be used to repay Mr. Frank.

•	Major Effect:	The Company will no longer own an operating business.

•	Significant Termination Events:

The Board of Directors of the Company can terminate the Purchase and Sale Agreement at any time prior to the closing, if, upon the concurring advice of counsel, the Board believes it is necessary in the discharge of its fiduciary duties to the Company’s stockholders.

The Buyer can terminate the Purchase and Sale Agreement at any time prior to the closing if it is not satisfied with the results of its due diligence investigation of the Company and EDI.

See “TERMS” below.

•	Pre-Closing Obligations:	Subject to available cash flow, the Company agreed to attempt to carry on the business of EDI in substantially the same manner as previously conducted until the closing occurs. See “TERMS” below.

•	Post-Closing Obligations:	The Company must change its name to a name unrelated to Electropure or EDI, and the Company must terminate the corporate existence of EDI. See “TERMS” below.

•	Tax Consequences:

Due to extensive operating losses, it is unlikely that the sale will result in the imposition of any income tax on the Company. See “INCOME TAX CONSEQUENCES” below.

The Company will be obligated to pay one-half of the sales tax generated by the sale of the physical assets involved in the transaction, currently estimated to be up to $11,000 in sales tax. See “TERMS” below.

PURPOSE OF THE TRANSACTION

The Company, through its predecessor, HOH, Inc., was formed in December 1979 to develop a water treatment device intended to be a more efficient and economical replacement for whole-house water softening.  In 1987, the Company conducted a public offering of its securities in an effort to raise working capital to complete its research and development activities.  Due to technical difficulties and high production costs, it was not until 1997 and with losses aggregating nearly $11 million that the Company was able to develop and begin marketing its current, smaller, point-of-use model EDI product aimed at the high purity water treatment segment of commercial and industrial water treatment markets.  Over the years, though our EDI product has slowly gained market acceptance and we have made significant strides in product improvement and production cost reductions, we have yet to realize a net operating profit through our Electropure EDI subsidiary.

In October 1997, the Company acquired an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in fluid.  This acquisition provided the basis for our proposed development of near “real-time” fluid monitoring systems for water monitoring as well as food processing and clinical applications.  We subsequently formed the Micro Imaging Technology (“MIT”) subsidiary to conduct the research and development activities and have had considerable success to date in the laboratory setting in applying the technology to detect a number of parasites and bacteria, i.e., E.coli, listeria monocytogenes, salmonella typhi, pseudomonas aeruginosa, staphylococcus aureau and streptococcus pneumoniae.  We believe the MIT technology, if it can be fully developed and commercialized, may have significant market potential and could provide growth and long-term benefits to the stockholders of the Company.

Currently, the Company is in dire financial straits and does not have the financial wherewithal to either continue the research and development activities of MIT or to expand marketing and sales efforts in order to make the EDI operation more profitable, or even continue to operate EDI as a going concern for any length of time.  The Board of Directors believes the MIT technology may ultimately provide greater value to the Company’s stockholders than will the continued operation of EDI, although no assurance can be given in this regard.  The Board of Directors further believes that the value of the EDI subsidiary can only be realized from a sale of the operation.  On April 19, 2005, the Company entered into a Purchase and Sale Agreement (the “Agreement”) to sell substantially all of the assets of the EDI subsidiary to SnowPure, LLC, a Nevada limited liability company, formed by EDI’s General Manager, Michael Snow, for the purpose of this transaction.

The EDI transaction will generate some working capital and eliminate the expense of EDI’s continued operation.  It represents the first of two steps that the Board of Directors hopes will be sufficient to permit the development of the MIT technology.  As a second measure, the Board has instructed management of the Company to take all reasonable steps to sell the building currently owned by Electropure Holdings, LLC, our wholly-owned California limited liability company, as soon as possible. The 30,201 square foot office, manufacturing and warehouse building located at 23456 South Pointe Drive, Laguna Hills, California (the “building”) currently houses the Company and its two subsidiaries, EDI and MIT, in approximately 18,201 sq. ft., with the balance of space (12,000 sq. ft.) leased to an unaffiliated third party for $12,600 per month.  Upon the sale of the building, the Company intends to relocate and lease a more appropriate and less costly facility to develop the MIT technology.

In May 2004, the appraised value of the building was estimated to be $3.6 million and the Company believes that the value of the building has appreciated since May 2004.  The first mortgage on the building is approximately $2,400,000 and the Company has granted an additional $250,000 in subordinated security interests on the building to our majority stockholder, Mr. Anthony M. Frank, in connection with short-terms loans he made the Company between February and April 2005.  Consequently, if a sale of the building can be achieved, the Company anticipates that it will be able to realize in excess of $1 million in net proceeds that could be utilized as working capital in furtherance of the MIT research and development.  Since the building constitutes the Company’s single largest asset, the terms of the ultimate sale of the building likely must be approved by a majority vote of the Company’s shareholders.

BACKGROUND OF THE SALE:

For the past several years, the only source of working capital for the Company (other than from EDI operations) has come from refinancing of the Company’s building and loans from our majority stockholder, Mr. Anthony Frank, and such funds have proven to be insufficient to carry out the goals and objectives of the organization.  Beginning in early 2002 and continuing through April 2005, the Company’s management and Board of Directors have explored numerous possible means to generate working capital sufficient to meets its needs and to continue the research and development activities of Micro Imaging Technology, its majority-owned Nevada subsidiary, as well as to expand sales in the EDI subsidiary.   The Company has sought new investors or partners seeking ways to fund ongoing administrative expenses and development costs and numerous companies have been contacted by members of the Board of Directors, both verbally and in writing, inquiring of their interest in our EDI operation, whether involving a license, partnership, joint venture or sale.  We contacted companies across a very broad span of the water industry, including current competitors, as well as other companies whose businesses are unrelated to water treatment.  However, none of the many companies and parties contacted, except SnowPure, LLC, was willing or able to make what the Board considered to be a reasonable offer for the EDI business or assets or any other financial arrangement of any form involving the EDI business, that comported with the Company’s need to obtain working capital quickly.  The Company did not and does not have sufficient cash flow to continue the EDI operation for any length of time.

In August 2004, Michael Snow, who was at the time the Vice President and Chief Operating Officer of the Company and General Manager of the EDI subsidiary, advised the Board of his interest in purchasing the assets of the EDI subsidiary.  Mr. Snow resigned as Vice President and COO at that time, and the Company began informal discussions with Mr. Snow while continuing all efforts to seek outside interested parties for the EDI business.  In December 2004, Mr. Snow made a $100,000 working capital loan to the Company through his newly-formed Nevada limited liability company, SnowPure, LLC, and was granted a security interest in most of the EDI assets as collateral.  The loan, together with 10% annual interest accrued thereon, was due to be repaid on March 9, 2005 and remains due at this time.

Given the Company’s quickly diminishing financial resources and the lack of other interest in the EDI subsidiary, the Board determined that a sale of the EDI subsidiary to SnowPure, LLC was the Company’s only viable option to generate some value out of the EDI subsidiary.  On April 15, 2005, the parties agreed to the terms of a Purchase and Sale Agreement and on April 19, 2005, the

Company’s Board of Directors approved the sale whereby SnowPure would pay a total purchase price of $800,000 for the assets, through a combination of cash and assumption of certain liabilities.  The purchase price will be paid in the form of cash and assumption of certain debt on the books of EDI as of the closing, including notes and trade payables, accrued salaries and expenses due Michael Snow, the principal of SnowPure, LLC.  The portion of the purchase price to be paid in cash, therefore, will be the difference between $800,000 and the exact amount of the debt to be assumed pursuant to this transaction as determined at the closing, which is estimated to be approximately $321,000 as of May 10, 2005.  From the cash proceeds of the sale, the Company will be required to utilize approximately $144,500 to pay certain taxes, trade payables and to repay SnowPure LLC for the December 2004 $100,000 loan, plus interest and fees.

A copy of the Agreement was filed with the Securities and Exchange Commission on April 26, 2005 as an Exhibit on Form 8-K.  You should read the Agreement in its entirety, including the exhibits and schedules to the Agreement, to understand the terms of the transaction.  The exhibits and schedules to the Agreement will be updated at a later date to ensure their accuracy as of the closing date.  The information regarding the sale of the EDI subsidiary contained herein is only a summary and does not state all of the terms and conditions of the transaction.  Certain terms of the Agreement are set forth below:

PARTIES:	Electropure, Inc. – Seller
23456 South Pointe Drive
Laguna Hills, California 92653
Telephone: 949-770-9347

Electropure EDI, Inc. – Seller
23456 South Pointe Drive
Laguna Hills, California 92653
Telephone: 949-770-9347

SnowPure, LLC – Buyer
P. O. Box 8157
Rancho Santa Fe, California 92067
Telephone: 858-336-4300

TERMS:

•                                          The effective date of the Agreement is April 19, 2005, and the closing date is estimated to be June 14, 2005.  The parties intend to close the transaction as soon as is possible, however, the Company is required to comply with the information statement delivery requirements under the securities laws.  The Company estimates that it will be able to close the transaction the week of June 14, 2005, which is a date twenty days subsequent to delivery of this information statement to the Company’s stockholders.

•                                          The Company agreed to sell substantially all of the assets of its EDI operation to SnowPure, LLC for a total purchase price of $800,000, due in a combination of cash and assumption of liabilities.  A complete listing of the assets being sold is attached to the Agreement as Exhibits A-1, A-2, and A-3, as of April 19, 2005.  The liabilities being assumed by SnowPure, LLC are listed in Exhibits C and D to the Agreement, as of April 19, 2005.  The Company will update the Exhibits to the Agreement to reflect the assets and liabilities of EDI as of the closing date.

•                                          Closing of the transaction is subject to SnowPure, LLC being satisfied with the results of its due diligence review of the Company and EDI.  It can terminate the Agreement at any time prior to the closing if it is not satisfied with the results of its due diligence investigation of the Company and EDI.  This “due diligence out” essentially gives SnowPure, LLC the right to terminate the Agreement for any reason at all.  For example, if the Company were unable to maintain sufficient funding to continue the operation of EDI until the closing date, SnowPure, LLC could terminate the Agreement.

•                                          Upon closing, the Company must pay:

•                                         all trade payables accrued in the EDI operation which are not assumed by Buyer;

•                                        the full amount of interest and principal and $6,000 in legal fees due SnowPure, LLC under the $100,000 loan agreement of December 9, 2004.

•                                           The Board of Directors of the Company can terminate the Agreement at any time prior to the closing, if, upon the concurring advice of counsel, the Board believes it is necessary in the discharge of its fiduciary duties to the Company’s stockholders.

•                                           Subject to available cash flow, the Company agreed to attempt to carry on the business of EDI in substantially the same manner as previously conducted until the closing occurs.

•                                           The Company will changes its name from Electropure Inc. to a name unrelated to the Electropure or EDI business or market and, as soon as practicable after Closing, take all action required to liquidate completely and terminate the corporate existence of Electropure EDI, Inc.

•                                           Because the Company’s finances continue to be severely limited, no opinion, report or appraisal relating to the fairness of the sale of the EDI assets to SnowPure, LLC has been obtained by the Company.  The terms of the transactions are based on the negotiations described above.  See “BACKGROUND OF THE SALE PROPOSAL.”

•                                           The transaction will not result in the distribution of anything to the stockholders of the Company.  However, a portion of the proceeds may be used to repay certain indebtedness owed to Mr. Anthony M. Frank or his affiliates in his capacity as a creditor of the Company.  There is no agreement or understanding between the Company and Mr. Frank regarding what portion of the proceeds of the sale, if any, will be used to repay Mr. Frank.

•                                          The Company and EDI are not permitted to enter into a business competitive with the business being sold to SnowPure, LLC for a period of five years following the Closing.

•                                          The Company will be obligated to pay one-half of the sales tax generated by the sale of the physical assets involved in the transaction, currently estimated to be up to $11,000 in sales tax.

USE OF PROCEEDS:

From the cash proceeds realized at Closing, estimated to be $479,000 as of May 10, 2005, the Company will be required to (1) repay the principal, interest and fees accrued on the December 2004 loan from SnowPure, LLC.; (2) satisfy all remaining trade payables on the books of EDI; and (3) pay all taxes due as a result of the transaction.  The remaining net cash proceeds from the transaction will be utilized as working capital and may be used to pay administrative expenses and other liabilities, including but not limited to current and accrued salaries, legal expenses, and real estate taxes.

ESTIMATED NET CASH PROCEEDS	$479,000
Repayment of SnowPure LLC loan, plus interest and fees	-111,000
EDI Trade Payables	-22,500
California Sales Tax (on sale of EDI assets)	-11,000
Estimated Working Capital Remaining:	$334,500

REGULATORY APPROVALS:

Other than compliance with the information statement delivery requirements in connection with the action by written consent of the Company’s stockholders under the securities laws, no other federal or state regulatory approval is required to complete the sale of EDI’s assets to SnowPure, LLC.

INCOME TAX CONSEQUENCES:

For U.S. federal and California state income tax purposes, the sale is expected to result in the recognition of a gain of up to $280,000 by the Company, depending upon the amount of the purchase price allocated to the fixed assets sold in the transaction.  However, the Company’s cumulative net operating losses can be used to offset the amount of the taxable gain on the sale, and as a result we expect to pay no state or federal income taxes on the sale.  Further, the sale transaction will result in no capital gain or loss for the Company’s stockholders and no distribution to stockholders in connection with the transaction is anticipated.

STOCKHOLDER APPROVAL:

The Consenting Stockholders, who collectively own a majority of the issued and outstanding voting stock of the Company (see “Security Ownership of Certain Beneficial Owners and Management”), have voted their shares in favor of this transaction by their written consent.  The “Consenting Stockholders”, Mr. Anthony M. Frank and his two children, Mr. Randall P. Frank and Ms. Tracy F. Frank, have no affiliation with SnowPure, LLC. The Consenting Stockholders approved the terms of the Agreement, including the term which requires the Company to amend its bylaws and articles of incorporation to change its name. NO FURTHER STOCKHOLDER APPROVAL WILL BE SOUGHT BY THE COMPANY RELATING TO THIS AGREEMENT AND THE BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY ARE AUTHORIZED TO CARRY OUT THE SALE OF THE ASSETS OF ELECTROPURE EDI, INC. PURSUANT TO THE TERMS OF THE AGREEMENT.  As a consequence, the Agreement will result in the disposition of substantially all of the assets of Electropure EDI, Inc. and the dissolution of the corporate existence of Electropure EDI, Inc.  In addition, the Agreement will result in an amendment of the bylaws and articles of incorporation of the Company to change its name to ID Sciences Corporation

IMPORTANT NOTE TO THE COMPANY’S STOCKHOLDERS:

Under the Agreement, the Company makes certain representations and warranties to the Buyer, which is a standard practice in a transaction such as this.  The representations and warranties serve as an allocation of risk between the seller and the buyer, and must be read together with the disclosure schedules to the Agreement that qualify the representations and warranties.  In the event that a representation made by the Company in the Agreement is not true at the closing, which is referred to as a breach of the representation, the Company may be obligated to reimburse the buyer for its damages associated with the breach by virtue of the indemnification provision included in the Agreement, up to a maximum amount of $160,000 in the aggregate.  The representations and warranties in the Agreement are not necessarily intended to represent the true state of affairs of the Company or EDI, but instead serve as a way for the buyer to be reimbursed based on the agreed upon allocation of risk.  The stockholders of the Company should not rely on the accuracy of the representations and warranties made in the Agreement.  The representations and warranties do not state all of the facts necessary to completely and accurately represent the true state of affairs of the Company and EDI.

CHANGE OF THE COMPANY’S NAME TO ID SCIENCES CORPORATION

Under the terms of the Agreement, the Company is required to change its name to a name unrelated to Electropure or EDI.  Accordingly, the Consenting Stockholders have approved an amendment to the Company’s articles of incorporation and bylaws to effect a change in name to ID Sciences Corporation.   See the discussion above “STOCKHOLDER APPROVAL.”

VOTING SECURITIES

In accordance with our bylaws, our board of directors has fixed the close of business on April 26, 2005 as the Record Date for determining the stockholders entitled to notice of the above noted action.  The authority of the directors with respect to the sale of the assets of our EDI subsidiary, as well as the authority to amend the Company’s bylaws and articles of incorporation must be approved by the vote of stockholders holding a majority of the voting power of our stock.  The quorum necessary to conduct business of the stockholders consists of a majority of the voting power on the Record Date.

As of the Record Date, 12,765,851 shares of our common stock were issued and outstanding; 83,983 shares of our Class B common stock were issued and outstanding; 2,600,000 shares of our redeemable preferred stock were issued and outstanding; 250,000 shares of our Series C preferred stock were issued and outstanding; and 250,000 shares of our Series D preferred stock were issued and outstanding.

The following stockholders (the “Consenting Stockholders”) hold a majority of our issued and outstanding shares with voting power:  Mr. Anthony M. Frank, who holds 7,024,749 shares of our common stock; 250,000 shares of our Series C preferred stock; and 250,000 shares of our Series D preferred stock.  Mr. Randall P Frank and Ms. Tracy F. Frank, who hold 695,564 and 453,862 shares of our common stock, respectively.

Each share of our common stock is entitled to one vote per share, and each share of our Class B common stock is entitled to eight votes per share on all matters brought before the stockholders.  The holders of our outstanding redeemable preferred stock are entitled to one vote per share.  Shares of the Series C and Series D preferred stock carry no voting rights.  Therefore, the Consenting Stockholders together have the power to vote 9,767,997 shares of our issued and outstanding common stock, which number exceeds the majority of the issued and outstanding shares eligible to vote on the Record Date.

The Consenting Stockholders voted, by their written consent, to approve of the sale of assets of our EDI subsidiary and have authorized an amendment to the Company’s bylaw and articles of incorporation to change the name of Electropure, Inc. to ID Sciences Corporation.  The Consenting Stockholders, constituting a majority, have the power to approve these actions without the concurrence of any of our other stockholders.

ABSENCE OF DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available to the Company’s stockholders under the General Corporation Law of California, the Company’s articles of incorporation or its bylaws in connection with the matters acted upon.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Corporation consists of the following:

COMMON STOCK

The Company is authorized to issue up to 20,000,000 shares of $0.01 par value common stock.  As of April 26, 2005, 12,765,851 shares of the Company’s common stock were issued and outstanding.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and except as may otherwise be required by law or as set forth under “DESCRIPTION OF CAPITAL STOCK - Class B Common Stock,” will vote with the holders of the Class B common stock, and Convertible Preferred Stock as one class.

The shares of common stock have no preemptive, subscription, conversion or redemption rights.  Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution to stockholders, subject to the liquidation rights held by the Class B common stock, Series C and Series D Convertible Preferred Stock and the Convertible Preferred Stock, and the prior rights that may be established in the future for future issuances of Preferred Stock, if any.  See “DESCRIPTION OF CAPITAL STOCK - Preferred Stock.”  Holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor along with the holders of the Class B common stock, subject to any prior rights when may be granted in the future to holders of Preferred Stock.

CLASS B COMMON STOCK

There are 83,983 authorized and outstanding shares of Class B common stock all of which are issued and owned by Harry M. O’Hare, Sr., the Company’s founder.  The Class B common stock, the common stock, and the Convertible Preferred Stock vote as a single class on all matters except as required by law and except if a reverse stock split or stock split is effected on the common stock and a similar reverse stock split or stock split is not effected on the Class B common stock or if a stock dividend in Class B common stock is not declared equal to a stock dividend declared on the common stock.  In the latter situations, a separate class vote of the Class B common stock is required.

Each share of Class B common stock carries eight votes per share and is entitled to non-stock dividends and liquidation payments equal to 80% of those paid on the common stock.  The Class B common stock may not be transferred or assigned by the owner thereof.  If a transfer is made of a share of Class B common stock in contravention of such restrictions, such share will automatically be converted into a share of common stock.  Class B common stock will automatically convert, on a share-for-share basis, into shares of common stock upon the death of Harry M. O’Hare, Sr.

CONVERTIBLE PREFERRED STOCK

The Company has issued a total of 2,600,000 shares of Convertible Preferred Stock, $0.01 par value.  In March 1987, an aggregate of 2,492,152 shares of Convertible Preferred Stock had been issued pro rata to all of the stockholders of the then currently outstanding common stock and Class B common stock.  On July 28, 1988, the balance of 107,848 Convertible Preferred Shares were issued to Harry M. O’Hare, Sr. as a bonus.  Each share of Convertible Preferred Stock has one vote per share and except as otherwise may be required by law or set forth in “DESCRIPTION OF CAPITAL STOCK - Class B Common Stock,” will vote as a class on all matters with the common stock and the Class B common stock.  The Convertible Preferred Stock is not entitled to receive any dividends, and in the event of liquidation, dissolution or winding up, each share is entitled to share ratably in all assets available for distribution at the rate equal to one share of common stock up to a maximum of $0.01 per share.  The shares of Convertible Preferred Stock have no preemptive rights or other rights to subscribe for additional securities and there are no sinking fund provisions with respect to such shares.

The Convertible Preferred Stock was convertible into common stock only if specified earnings or market prices of the common stock were achieved prior to October 31, 1990, which were not achieved.  As of January 31, 1991, the Convertible Preferred Stock became redeemable by the Company for $0.01 per share out of “legally available funds.”

PREFERRED STOCK

On January 15, 1999, we issued 1,000,000 shares of Series B Convertible Preferred Stock out of the 1,000,000 shares of authorized Preferred Stock, $1.00 par value, to Anthony M. Frank.  Series B Convertible Preferred Stock provides for a $1.00 per share liquidation preference over the common stock, Class B common stock and Convertible Preferred Stock and each share of Series B Convertible Preferred Stock entitles the holder thereof to four (4) votes per share and is to vote as a class along with holders of the common stock, Class B common stock and Convertible Preferred Stock.

In January 2001, Mr. Frank converted 1,000,000 shares of Series B convertible preferred stock each with four (4) votes per share into 250,000 shares of Series C convertible preferred stock which carry no voting rights.  Each series of preferred stock have an aggregate liquidation value equal to the $1,000,000 price Mr. Frank paid for the preferred stock in January 1999.  Each one share of Series C preferred stock is convertible into four (4) shares of common stock at the option of the holder.

Also in January 2001, we sold Mr. Frank 250,000 shares of Series D convertible preferred stock for $2.00 per share in 50,000 share monthly increments beginning on January 26, 2001.  Each share of Series D preferred shares has a liquidation value of $2.00 per share and is convertible, at the option of Mr. Frank, into two (2) shares of common stock.  The Series D preferred stock has no voting rights.

WARRANTS AND STOCK OPTIONS

On various dates through April 26, 2005, the Company’s Board of Directors has granted options and warrants to purchase Common Stock at prices ranging from $0.13 to $1.375 per share.  Currently, 3,335,000 of such options and warrants to purchase Common Stock are outstanding.   None of the outstanding options or warrants is entitled to vote on any issue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 26, 2005 with respect to the common stock, Class B common stock, Series C Preferred Stock, Series D Preferred Stock and Convertible Preferred Stock owned by the only persons known by us to own beneficially 5% or more of any of these classes of stock, by each consenting stockholder, by each director and by all directors and officers as a group.

	Common			Class B		Series C		Series D		Convertible		% of
	Stock	% of	conversion	Common	% of	Preferred	% of	Preferred	% of	Preferred	% of	Voting
Name	(1)(2)	Class	privileges	Stock	Class	Stock(3)	Class	Stock(4)	Class	Stock(5)	Class	Power (6)

Anthony M. Frank
320 Meadowood Court
Pleasant Hill, CA 94523	7,024,749	55.0%		—	—	250,000	100%	250,000	100%	—	—	43.8%
(Consenting Stockholder)

Randall Frank
320 Meadowood Court
Pleasant Hill, CA 94523	695,564	5.4%		—	—	—	—	—	—	—	—	4.3%
(Consenting Stockholder)

Tracy Frank
320 Meadowood Court
Pleasant Hill, CA 94523	453,862	3.6%		—	—	—	—	—	—	—	—	2.8%
(Consenting Stockholder)

Randolph S. Heidmann
23456 South Point Drive
Laguna Hills, CA 92653	0	0.0%		—	—	—	—	—	—	—	—	0.0%
(Director)

William F. Farnam
23456 South Point Drive
Laguna Hills, CA 92653	96,918	0.8%		—	—	—	—	—	—	—	—	0.6%
(Director)

Floyd H. Panning
23456 South Point Drive
Laguna Hills, CA 92653	421,792	3.3%		—	—	—	—	—	—	7,500	0.3%	2.7%
(Officer and Director)

Catherine Patterson
23456 South Point Drive
Laguna Hills, CA 92653	50,112	0.4%		—	—	—	—	—	—	2,906	0.1%	0.3%
(Officer)

Harry M. O’Hare, Sr.
1000 El Centro
S. Pasadena, CA 91030	2,500	*		83,983	100%	—	—	—	—	931,629	35.8%	10.0%
(Founder)

All officers and directors
as a group (4 persons)	568,822	4.5%		—	—	—	—	—	—	10,406	0.4%	3.6%

(1)                                  Excludes 83,983 shares of common stock issuable upon conversion of Class B common stock, which carry eight votes per share.  If these shares of common stock were included, Mr. O’Hare and all officers and directors, as a group would own 86,483 shares (1.0%) and 568,822 shares (4.4%) of common stock, respectively.

(2)                                  Excludes currently exercisable warrants or options to purchase an aggregate of 175,000 shares of common stock held by the officers and directors referred to in the above table.   Also excludes currently exercisable warrants to purchase an aggregate of 750,000 and 50,000 shares of common stock held by Anthony M. Frank and Randall P. Frank, respectively.

(3)                                  The Series C Convertible Preferred Stock has no voting rights and is convertible into common stock, at the rate of four shares of common stock for each preferred share converted at the option of the holder.  Anthony M. Frank owns all of the issued and outstanding Series C Convertible Preferred Stock of the Company.

(4)                                  The Series D Convertible Preferred Stock has no voting rights and is convertible into common stock, at the rate of two shares of common stock for each preferred share converted at the option of the holder.  Anthony M. Frank owns all of the issued and outstanding Series D Convertible Preferred Stock of the Company.

(5)                                  The Convertible Preferred Stock was convertible into common stock only if specified earnings or market prices of the common stock were achieved prior to October 31, 1990.  The specified earnings and market prices were not achieved and as of January 31, 1991, we were required to redeem these shares at $0.01 per share when funds became legally available.

(6)                                  Reflects the voting rights of the common stock and Convertible Preferred Stock, each of which carries one vote per share; Class B common stock, which carries eight votes per share; and Series C and Series D Convertible Preferred Stock, which have no voting rights.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.  Michael Snow, the principal of SnowPure, LLC, which is buying the assets of EDI, was formerly an officer of the Company serving as its Vice President and Chief Operating Officer, however, he has never held any position with the Company granting him the power to  make or direct policy decisions within the Company.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.  In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders.  Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of Information Statements and/or other information by contacting us at the address noted above.

ADDITIONAL INFORMATION

The Company has been unable to afford an independent audit of its financial records for the fiscal year ended October 31, 2004 and has, therefore, failed to file the required Form 10-KSB for the fiscal year ended October 31, 2004 and subsequent quarterly report on Form 10-QSB for the three months ended January 31, 2005.  In addition, the Company will be unable to file its quarterly report for the period ended April 30, 2005.  Information concerning the Company’s financial records through July 31, 2004 has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR archives, at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The following documents are incorporated by reference in this Information Statement:

1.                                       Agreement for Purchase and Sale of Assets by and between Electropure, Inc., Electropure EDI, Inc. and SnowPure, LLC effective April 19, 2005, as previously filed on April 26, 2005 in connection with Form 8-K of Electropure, Inc.

SIGNATURE

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Corporation has duly caused this report to be signed on its behalf of the undersigned hereunto authorized.

Electropure, Inc.

By Order of the Board of Directors

By	/S/ FLOYD H. PANNING
Floyd H. Panning, Chief Executive Officer
Laguna Hills, California
May 12, 2005